Exhibit 10.18

February 8, 2000

Herbert Scales
4 Shalimar Court
Loudonville, NY 12211

Dear Herbert:

    Iomega is pleased to confirm your offer of employment as Executive Vice President of Sales, reporting to Bruce Albertson at our Corporate Headquarters in Roy, Utah. The annual compensation will be $260,000 paid on a bi-weekly basis. We would like your employment to begin February 7, 2000.

    Your compensation package also includes:

  •
  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to $150,000 (minus applicable withholding taxes). This bonus will be guaranteed at 50% ($75,000) for the calendar year of 2000.

  •
  A benefits package encompassing hospitalization, major medical and dental coverage, 401(k) retirement plan, vacation and holidays, and educational assistance, subject to the terms and conditions of these plans.

  •
  A comprehensive Relocation Package (attached). If you voluntarily terminate your employment at Iomega Corporation within one year of your hire date, you agree to reimburse Iomega Corporation 100% of the relocation amount including applicable withholding taxes. In addition to your relocation package, Iomega has agreed to:

  •
  provide a house hunting trip for your dependents

  •
  increase your household goods poundage from 17,000 to 25,000 pounds

  •
  increase the shipment from two vehicles to three

  •
  cover the expenses related to the moving costs of your pool table and home theatre system

  •
  provide three round trips for your wife Trish to and from Albany

  •
  provide three trips for you to and from Albany

  •
  Pending board approval, an option to purchase 50,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date, subject to a stock option agreement. The Fair Market Value of the stock is determined by the average of the high and low price on the day that you begin work. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

  •
  An option to purchase 10,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the New York Stock Exchange on your first day on the payroll. These shares will be 100% vested upon your date of hire and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

  •
  Eligible to participate in the Executive Life Insurance Program at two (2) times the annual base salary, subject to medical underwriting.

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  Eligible to participate in the Executive Long-Term Disability Program.

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  Eligible to participate in the Executive Tax Planning Services provided by Price Waterhouse LLP.

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  Eligible to participate in the Iomega Non-qualified Deferred Compensation Plan.

    Subject to the conditions set forth below, Iomega will pay to Employee the equivalent of six months pay ("Separation Pay") if Employee is terminated within the first two years of his employment for any reason other than:

  1.
  Violation of any law that would impact Iomega or Employee's ability to perform for Iomega.

  2.
  Violation of Iomega's Code of Conduct.

  3.
  Violation of any securities regulations.

  4.
  Persistent or repeated refusal to perform the material duties of employment (other than because of physical or mental illness).

  5.
  Any breach of non-solicitation, non-competition, or non-disclosure obligations owed by Employee to Iomega.

  6.
  Any act of fraud, theft or embezzlement or act involving moral turpitude (including without limitation the giving or receiving of any bribe, sexual or racial harassment).

    The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter, your signature on an agreement regarding confidentiality, non-solicitation and non-competition, and proof of your eligibility to work in the United States. As you will note, this offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

    It is Iomega's policy that all potential employees and employees who have started employment, but have not yet submitted to the test, successfully pass a drug screen test at an Iomega approved facility. The actual test date must be within 48 hours of the Iomega HR Representative's request for you to go to IHC WorkMed in Ogden (for candidates in the Weber/Davis Counties) or a call from ABI Consulting (candidates outside of the Ogden area). Failure to comply with this request within the stated amount of time will result in the withdrawal of this offer.

    This offer of employment is also contingent upon satisfactory background checks, which are currently pending.

    We are looking forward to you joining Iomega. Please fax a copy of the signed offer letter (indicating the date that you will begin work), relocation agreement, and agreement regarding confidentiality and non-solicitation to Professional Staffing at (801) 332-4469. In the meantime, if you have any questions, please contact me at (801) 332-3221.

Sincerely,

/s/ TAMI L. WARD-DAHL Tami Ward-Dahl Sr. Director, HR Global Sales and Marketing Iomega Corporation
/s/ HERBERT K. SCALES Signed and Accepted	February 8, 2000 Date	February 7, 2000 Start Date

TWD/jhl
Enclosures
Offer expires: Monday, February 14, 2000